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PRESS RELEASE

Contact:
PETER RESNIK, TREASURER AND CORPORATE COMMUNICATIONS OFFICER
ARM FINANCIAL GROUP, INC.
(502) 582-7946
E-MAIL: corpinfo@armfinancial.com


      ARM FINANCIAL GROUP, INC. ANNOUNCES CLOSING OF
      REINSURANCE RECAPTURE TRANSACTION


PR NEWSWIRE - RELEASED 4:26 PM

Louisville, KY, August 3, 1999 - ARM Financial Group, Inc. (NYSE: ARM) announced today that its subsidiary, Integrity Life Insurance Company, has closed the reinsurance recapture agreement with General American Life Insurance Company involving approximately $3.5 billion of assets and associated liabilities under the terms previously announced last week. The Company views the completion of this transaction as an important step in preparing for its potential sale.

The Company stated that there could be no assurance that a transaction for the sale of the Company would be developed or consummated or as to the price or value that might be obtained.

The Company was subject to a covenant in its credit agreement prior to closing that required it to pay off, renegotiate or obtain a waiver with respect to $38 million of bank debt. To expedite the closing process, ARM has secured new debt financing of $38 million to repay in full its outstanding bank debt and terminate its revolving line of credit with its syndicate of lenders. The Company has provided the bank agent the required irrevocable notice to terminate the lending commitment and paid the agent the proceeds under the outstanding loan today.

Under the terms of the new financing, the debt will mature on the later of (1) 90 days, or if an agreement to sell the Company is executed within the 90 day period, (2) upon the closing date of the sale. At maturity the unpaid principal and all accrued interest is due and payable, unless the parties agree to extend the date.

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This document may include Forward-Looking Statements (as defined in the Private
Securities Litigation Reform Act of 1995) regarding the Company's growth and earnings prospects. The accuracy of these statements is subject to a number of business factors beyond our control, as periodically described in our SEC filings. For further information, investors are referred to the section entitled Forward-Looking Statements of the Company's most recent Form 10-K, which statements, to the extent applicable, are incorporated into this press release.

ARM Financial Group, Inc. (www.armfinancial.com) specializes in the growing asset accumulation business with particular emphasis on retirement savings and investment products. ARM Financial Group provides annuities and maintains guaranteed investment contracts through its insurance subsidiaries, Integrity Life Insurance Company and National Integrity Life Insurance Company. Retail face-amount certificates are issued through SBM Certificate Company and institutional certificates are maintained through ARM Face-Amount Certificate Group. ARM Securities Corporation provides broker and product support. ARM Financial Group, Inc. is headquartered in Louisville, Kentucky.


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